                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ]  Preliminary Proxy Statement

     [X]  Definitive Proxy Statement

     [ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            MERITOR AUTOMOTIVE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     [ ] Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

--------------------------------------------------------------------------------

                                          [MERITOR LOGO]

                                          LETTER TO
                                          SHAREOWNERS
                                          NOTICE OF 1999
                                          ANNUAL MEETING
                                          AND
                                          PROXY STATEMENT

[Meritor Logo]

December 28, 1998

Dear Shareowner:

You are cordially invited to attend the 1999 annual meeting of shareowners of the Company.

The meeting will be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on Wednesday, February 10, 1999, at 9 a.m. At the meeting there will be a current report on the activities of the Company followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareowners generally.

If you plan to attend the meeting, please complete and return the form enclosed with your proxy/direction card, or indicate your intention to attend when voting by telephone or Internet, and an admittance card will be forwarded to you promptly.

It is sincerely hoped that as many shareowners as can conveniently attend will do so.

Sincerely yours,

/s/ Larry D. Yost

Larry D. Yost
Chairman of the Board
and Chief Executive Officer

                            MERITOR AUTOMOTIVE, INC.
                              2135 WEST MAPLE ROAD
                           TROY, MICHIGAN 48084-7186

                  NOTICE OF 1999 ANNUAL MEETING OF SHAREOWNERS

TO THE SHAREOWNERS OF
MERITOR AUTOMOTIVE, INC.:

NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareowners of Meritor Automotive, Inc. (the "Company") will be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on Wednesday, February 10, 1999, at 9 a.m. (Eastern Standard Time) for the following purposes:

     (a) to elect one member of the Board of Directors of the Company with a term expiring at the Annual Meeting in 2002;

     (b) to consider and vote upon a proposal to approve the selection by the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company; and

     (c) to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on December 14, 1998 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

/s/ David W. Greenfield

David W. Greenfield
Secretary

December 28, 1998

NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. A RETURN ENVELOPE IS ENCLOSED.

                                PROXY STATEMENT

     The 1999 Annual Meeting of Shareowners of Meritor Automotive, Inc. (the "Company") will be held on February 10, 1999, for the purposes set forth in the accompanying Notice of 1999 Annual Meeting of Shareowners. The Board of Directors is soliciting proxies to be used at the Annual Meeting and any adjournment, and is furnishing this statement and the accompanying proxy in connection with its solicitation. This statement and the proxy are first being sent to shareowners on or about December 28, 1998.

     Shareowners of record may vote by (a) executing and returning a proxy in the accompanying form; (b) calling a toll-free telephone number; or (c) voting via the Internet. Specific instructions for telephone and Internet voting are included on the enclosed proxy card. If a shareowner votes by telephone or Internet, it is not necessary to return a proxy card. If you properly give a proxy (including a written proxy or a proxy via telephone or Internet), your shares will be voted as you specify in the proxy. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by giving a valid, later dated proxy or by attending the meeting and voting in person.

     The Company was incorporated in 1997 and began operations as an independent, publicly-held company after the distribution by Rockwell International Corporation ("Rockwell"), on September 30, 1997, of all the outstanding shares of Common Stock, par value $1 per share, of the Company ("Common Stock"), to Rockwell's shareowners (the "Distribution"). Prior to the Distribution, Rockwell transferred substantially all of the operations, assets and liabilities related to its automotive businesses to the Company or its subsidiaries.

     The Company's policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareowners. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. The judges of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

VOTING SECURITIES

     Only shareowners of record at the close of business on December 14, 1998 are entitled to receive notice of, and to vote at, the meeting. On December 14, 1998, the Company had outstanding 69,076,028 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held.

     On December 14, 1998, Wells Fargo Bank, N.A. ("Wells Fargo"), Los Angeles, California, as trustee under the Company's Savings Plan for its participating employees, held 477,182 shares of Common Stock, representing approximately .69% of the total outstanding shares of Common Stock. In addition, on that date, Wells Fargo, as trustee under Rockwell's Savings Plan for its participating employees, held 10,270,588 shares of Common Stock, representing approximately 14.87% of the total outstanding shares of Common Stock. Shares held by the trustee of the Savings Plans of the Company and Rockwell on account of the participants in such plans will be voted by the trustee in accordance with instructions from the participants (either in writing or by means of the Company's telephone or Internet voting procedures), and where no instructions are received, as the trustee deems proper.

     On February 12, 1998, Scudder Kemper Investments, Inc., 345 Park Avenue, New York, New York, filed a Schedule 13G with the Securities and Exchange Commission ("SEC") reporting that it owned beneficially 6,781,624 shares of Common Stock, which represented approximately 9.8% of the total outstanding shares of Common Stock as of December 14, 1998. Scudder Kemper Investments reported that it had sole voting power with respect to 1,507,079 shares, shared voting power with respect to 4,857,997 shares, sole dispositive power with respect to 6,781,623 shares and shared dispositive power with respect to one share.

ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Board of Directors consists of three classes of directors with overlapping three-year terms, and that the three classes should be as nearly equal in number as possible. The Company's Board of Directors currently consists of seven members.

     One class of directors is elected each year with terms extending to the Annual Meeting held three years later. The three directors in Class III and the two directors in Class I are serving terms expiring at the Company's Annual Meeting of Shareowners in 2000 and 2001, respectively.

     There are two directors in Class II whose terms expire at the 1999 Annual Meeting. One of the Class II directors, Martin D. Walker, who recently resumed office as Chairman of the Board and Chief Executive Officer of M.A. Hanna Company and who serves as chairman of the Audit Committee and a member of the Board Composition Committee, is not standing for re-election. The Board of Directors has decreased the number of directors of the Company to six, effective immediately prior to the Annual Meeting. The other Class II director is standing for re-election for a term expiring at the Company's Annual Meeting in 2002.

     Proxies will be voted at the meeting (unless authority to do so is withheld) for the election as director of the nominee specified in Class
II -- Nominee for Director with a Term Expiring in 2002 below. If for any reason the nominee is not a candidate (which is not expected) when the election occurs, it is likely that either (a) proxies would be voted for the election of a substitute nominee, or (b) the Board of Directors would reduce the number of directors.

INFORMATION AS TO NOMINEE FOR
DIRECTOR AND CONTINUING DIRECTORS

     The following information, as reported to the Company, is shown below for the nominee for director and each continuing director: name, age and principal occupation; position, if any, with the Company; other directorships held; and the committees of the Board of Directors on which the nominee or continuing director serves.

CLASS II -- NOMINEE FOR DIRECTOR WITH A TERM EXPIRING IN 2002

HAROLD A. POLING
Retired Chairman of the Board and Chief Executive Officer, Ford Motor Company (Automotive)

Age 73

[PHOTO]
                Mr. Poling, a director since September 1997, is a member of the Board Composition Committee and Chairman of the Compensation and Management Development Committee. He is an investor in Metapoint Partners, an investment partnership. He retired as Chairman of the Board and Chief Executive Officer of Ford Motor Company in January 1994, having joined Ford in 1951 and served in a number of senior management positions prior to becoming President (in
                1975) and Chairman (in 1977) of Ford in Europe. Mr. Poling became President and Chief Operating Officer of Ford in February 1985 and served as Chairman of the Board and Chief Executive Officer from March 1990 to January 1994. He is a director of Karrington Health, Inc., Kellogg Company, LTV Corporation and Shell Oil Company. He is also a director, trustee or member of a number of business, educational and civic organizations.

CLASS III -- CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2000

JOSEPH B. ANDERSON, JR.
Chairman of the Board and Chief Executive Officer, Chivas Industries LLC (Automotive Component Supplier)

Age 55

[PHOTO]
                Mr. Anderson, a director since September 1997, is Chairman of the Board Composition Committee and a member of the Environmental and Social Responsibility Committee. He is Chairman of the Board and Chief Executive Officer of Chivas Industries LLC, having held that position (including with its predecessor, Chivas Products, Ltd.) since October 1994. From December 1992 to July 1993, Mr. Anderson was President and Chief Executive Officer of Composite Energy Management Systems, Incorporated (automotive component supplier). Mr. Anderson served in a variety of positions, primarily in manufacturing, with General Motors Corporation (automotive manufacturer) from 1979 until December 1992. He also served as an assistant to the U.S. Secretary of Commerce from 1977 to 1979. Mr. Anderson is a director of Quaker Chemical Corporation and R. R. Donnelley & Sons Co. and is a trustee of Kettering University. He is also a director, trustee or member of a number of business, educational and civic organizations.

DONALD R. BEALL
Retired Chairman of the Board and Chief Executive Officer, Rockwell International Corporation
(Electronic Controls and Communications)

Age 60

[PHOTO]
                Mr. Beall, a director since May 1997, is a member of the Board Composition Committee and the Compensation and Management Development Committee. He was Chairman of the Board of Rockwell from February 1988 through February 1998, and Chief Executive Officer of Rockwell from February 1988 through September 1997. He served nine years as President and Chief Operating Officer of Rockwell and in a number of other increasingly responsible senior management positions after joining Rockwell in 1968. He is a director of Rockwell and chairman of the board's executive committee. He is also a director of Amoco Corporation, The Procter & Gamble Company, Conexant Systems, Inc. (a new semi-conductor spin-off from Rockwell) and The Times Mirror Company. He is a trustee of the California Institute of Technology and a member of the University of California Irvine Foundation Board and numerous UCI support organizations, as well as The Business Council, Hoover Institution, several Young Presidents Organization alumni organizations and the Council on Competitiveness. He is also a director, trustee or member of a number of other professional, civic and entrepreneurial organizations.

JOHN J. CREEDON
Retired President and Chief Executive Officer, Metropolitan Life Insurance Company (Insurance)

Age 74

[PHOTO]
                Mr. Creedon, a director since September 1997, is a member of the Audit Committee and Chairman of the Environmental and Social Responsibility Committee. He is the retired President and Chief Executive Officer of Metropolitan Life Insurance Company. He joined Metropolitan Life in 1942 and was appointed Senior Vice President and General Counsel in 1973. He became an Executive Vice President in 1976, President and a director in 1980, and served as Chief Executive Officer from 1983 through August 1989. He is also a director of Corporate Partners and Union Carbide Corporation and serves as a consultant to Rockwell pursuant to a Rockwell retirement policy in effect prior to December 1995 for former directors. He is also a director, trustee or member of a number of business, educational and civic organizations.

CLASS I -- CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2001

LARRY D. YOST
Chairman of the Board and Chief Executive Officer

Age 60

[PHOTO]
                Mr. Yost has been a director since May 1997, when he was elected to his present position. Mr. Yost joined Allen-Bradley Company, LLC (automation), a subsidiary of Rockwell, as a manager in 1971 and, after serving in a number of increasingly responsible management positions, served as Senior Vice President of Allen-Bradley from July 1992 until November 1994. He served as President, Heavy Vehicle Systems of Rockwell from November 1994 until March 1997 and was Senior Vice President and President, Automotive and Acting President, Heavy Vehicle Systems of Rockwell from March 1997 to September 1997. Mr. Yost is a director of Kennametal Inc. and a trustee of Kettering University.

CHARLES H. HARFF
Retired Senior Vice President, General Counsel and Secretary, Rockwell International Corporation
(Electronic Controls and Communications)

Age 69

[PHOTO]
                Mr. Harff, a director since May 1997, is a member of the Audit Committee and the Compensation and Management Development Committee. He is a consultant to Rockwell. From June 1984, when he joined Rockwell, until November 1994, Mr. Harff served as Senior Vice President, General Counsel and Secretary of Rockwell. From November 1994 to February 1996, Mr. Harff served as Senior Vice President and Special Counsel of Rockwell. He is a director of the Fulbright Association, the Christian A. Johnson Endeavor Foundation and several civic organizations.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors manages or directs the management of the business of the Company. The Board has established four standing committees whose principal functions are briefly described below. In the 1998 fiscal year, the Board held a total of eleven regularly scheduled and special meetings. Each director attended at least 88% of the aggregate number of fiscal year 1998 meetings of the Board and of the committees on which he served, except Donald R. Beall, who attended 72% of such meetings.

     The Audit Committee is currently composed of three non-employee directors, Martin D. Walker (chairman), John J. Creedon and Charles H. Harff. Among its functions, it reviews the scope and effectiveness of audits of the Company by the independent public accountants and by the Company's internal auditors; selects and recommends to the Board of Directors the employment of independent public accountants for the Company, subject to approval of the shareowners; reviews the audit plans of the independent public accountants and the Company's internal auditors; reviews and approves the fees charged by the independent public accountants; reviews the Company's annual financial statements before their release; reviews the adequacy of the Company's systems of internal controls and recommendations of the independent public accountants with respect to internal controls; reviews and acts on comments and suggestions by the independent public accountants and by the Company's internal auditors with respect to their audit activities; and monitors compliance by the employees of the Company with the Company's standards of business conduct policies. The Audit Committee held four meetings in fiscal 1998.

     The Board Composition Committee is currently composed of four non-employee directors, Joseph B. Anderson, Jr. (chairman), Donald R. Beall, Harold A. Poling and Martin D. Walker. The principal functions of the Board Composition Committee are to consider and recommend to the Board qualified candidates for election as directors of the Company and periodically to prepare and submit to the Board for adoption the Committee's selection criteria for director nominees. The Committee also periodically assesses and reports to the Board on the performance of the Board of Directors. The Board Composition Committee held two meetings in fiscal 1998. Shareowners may recommend candidates for consideration by the Committee by writing to the Secretary of the Company at its World Headquarters in Troy, Michigan, giving the candidate's name, biographical data and qualifications. A written statement from the candidate, consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation.

     The three members of the Compensation and Management Development Committee (the "Compensation Committee"), Harold A. Poling (chairman), Donald R. Beall and Charles H. Harff, are non-employee directors and are not eligible to participate in any of the plans or programs that are administered by the Committee (except the Directors Stock Plan). The principal functions of the Compensation Committee are to evaluate the performance of the Company's senior executives and plans for management succession and development, to consider the design and competitiveness of the Company's compensation plans, to review and approve senior executive compensation and to administer the Company's incentive, deferred compensation, stock option and long-term incentives plans. The Compensation Committee held five meetings in fiscal 1998.

     The Environmental and Social Responsibility Committee, which is composed of two non-employee directors, John J. Creedon (chairman) and Joseph B. Anderson, Jr., reviews and assesses the Company's policies and practices in the following areas: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions. This committee held two meetings in fiscal 1998.

COMPENSATION OF DIRECTORS

     Non-employee directors of the Company receive a retainer at the rate of $35,000 per year for Board service. No additional retainer is paid for service on committees.

     Pursuant to the Directors Stock Plan, each non-employee director receives a grant of 1,000 shares of Common Stock immediately following each Annual Meeting of Shareowners. In addition, pursuant to the Directors Stock Plan, each non-employee director is granted options to purchase, at the closing price of the Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the date of the grant, 3,000 shares of Common Stock immediately after each Annual Meeting of Shareowners of the

Company. The first such grants of Common Stock and options occurred on February 11, 1998, immediately after the 1998 Annual Meeting of Shareowners.

     In connection with the Distribution, each non-employee director received special one-time grants of Common Stock and options to purchase Common Stock under the Directors Stock Plan. Each received a grant of 500 shares of Common Stock immediately after the Distribution on September 30, 1997, and a grant of options to purchase 1,500 shares of Common Stock on November 19, 1997.

     A director may elect to defer payment of all or part of the cash retainer fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year to defer all the annual grant of shares and all or any portion of the cash retainer by electing to receive restricted shares that could be forfeited if certain conditions are not satisfied. These restricted shares are valued at the closing price of the Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the date of the annual grant and the date each retainer payment would otherwise be made in cash.

     Directors who are also employees of the Company or a subsidiary of the Company do not receive compensation for serving as directors.

CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS

     In October 1997, Chivas Products, Ltd., of which Joseph B. Anderson, Jr., a director of the Company, was Chairman of the Board and Chief Executive Officer, filed for Chapter 11 bankruptcy protection in U.S. Bankruptcy Court in the Eastern District of Michigan. On March 4, 1998, the court approved a restructuring plan, pursuant to which the assets of Chivas Products, Ltd. were sold on March 17, 1998 to Chivas Industries LLC, a joint venture between Mr. Anderson and Continental Plastics Co. Mr. Anderson is Chairman of the Board and Chief Executive Officer of the joint venture.

     In connection with the Distribution, Rockwell and the Company entered into several agreements, including agreements relating to services to be provided by Rockwell to the Company following the Distribution. Services under these agreements were performed, and payments in excess of $60,000 were made, in fiscal 1998. These agreements were negotiated and executed at a time when certain of the Company's directors and executive officers also served as a director and executive officers of Rockwell. The Company believes the terms of these agreements to be fair.

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

     The following table shows the beneficial ownership, reported to the Company as of November 30, 1998, of the Company's Common Stock of (a) each director, (b) each executive officer listed in the Summary Compensation Table under the heading Executive Compensation below and (c) such persons and other executive officers as a group. See Voting Securities above for information on beneficial holders of more than 5% of the Company's Common Stock.

                  BENEFICIAL OWNERSHIP AS OF NOVEMBER 30, 1998

                                                                          COMMON STOCK
                                                             ---------------------------------------
                           NAME                              SHARES(1)(2)        PERCENT OF CLASS(3)
                           ----                              ------------        -------------------
Joseph B. Anderson, Jr. ...................................      2,000                    --*
Donald R. Beall............................................    124,520(4)(5)(6)          .18%
John J. Creedon............................................      3,089                    --*
Charles H. Harff...........................................     14,730(7)                 --*
Harold A. Poling...........................................      2,000                    --*
Martin D. Walker...........................................      8,705(6)(8)              --*
Larry D. Yost..............................................    197,243(4)(6)             .29
Prakash R. Mulchandani.....................................     75,573(4)(6)             .11
Thomas A. Madden...........................................     98,294(4)(6)(9)          .14
Glenn J. Eggert............................................     26,990(4)                 --*
Gary L. Collins............................................     27,397(4)                 --*
All of the above and other executive officers as a group
  (17 persons).............................................    689,077(4)(6)             .99

---------------
 * Less than 0.1%

(1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(2) Includes the following numbers of shares of Common Stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 500 shares for each of Messrs. Anderson, Beall, Creedon, Harff, Poling and Walker; 108,000, 21,000, 63,500, 16,200 and
    16,200 shares for Messrs. Yost, Mulchandani, Madden, Eggert and Collins, respectively; and 305,287 shares for all directors and executive officers as a group.

(3) For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding includes shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(4) Includes shares beneficially owned under the Company's and Rockwell's Savings Plans. Does not include the following share equivalents held under supplemental savings plans of Rockwell and the Company on November 30, 1998:
    3,592, 1,684, 770, 572, 148 and 230 shares for Messrs. Beall, Yost,
    Mulchandani, Madden, Eggert and Collins, respectively, and 7,165 shares for all directors and executive officers as a group.

(5) Includes shares as to which beneficial ownership is disclaimed, as follows:
    6,717 shares held for the benefit of family members and 3,333 shares owned by the Beall Family Foundation, of which Mr. Beall is President and a director.

(6) Includes restricted shares of Common Stock awarded under the Directors Stock Plan or the 1997 Long-Term Incentives Plan, as applicable. Restricted shares are held by the Company until certain conditions are satisfied.

(7) Includes 1,110 shares held by the Charles H. and Marion M. Harff Charitable Remainder Trust and 1,500 shares held by the Charles H. Harff Revocable Living Trust. Mr. Harff is co-trustee of each such trust.

(8) Includes 2,999 shares as to which beneficial ownership is disclaimed owned by the Martin D. and Mary J. Walker Charitable Foundation, of which Mr. Walker is a trustee, and 2,844 shares owned by the Martin D. Walker Charitable Remainder Unit Trust, of which Mr. Walker is trustee.

(9) Includes 2,500 shares purchased after November 30, 1998.

EXECUTIVE COMPENSATION

     The Company began operation independent of Rockwell on October 1, 1997. The information shown below reflects the annual and long-term compensation, from all sources, of the chief executive officer of the Company and the other four most highly compensated executive officers of the Company at September 30, 1998 (the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended September 30, 1998, and to Rockwell and its subsidiaries for the fiscal years ended September 30, 1997 and 1996. In many cases, the individuals listed below served Rockwell and its subsidiaries in different capacities than those in which they serve the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                          ANNUAL COMPENSATION                 COMPENSATION
                                  -----------------------------------   -------------------------
                                                               OTHER       STOCK
                                                              ANNUAL      OPTION       LONG-TERM
NAME AND PRINCIPAL POSITION WITH                              COMPEN-     GRANTS       INCENTIVE       ALL OTHER
         THE COMPANY(1)           YEAR   SALARY     BONUS     SATION    (SHARES)(2)   PAYMENTS(3)   COMPENSATION(4)
--------------------------------  ----  --------   --------   -------   -----------   -----------   ---------------
Larry D. Yost.................    1998  $475,000   $400,000   $10,339     335,000      $566,400         $28,528
  Chairman of the Board           1997   290,000    425,000    10,364      39,000       786,100          16,099
  & Chief Executive Officer       1996   250,000    200,000     6,937      18,225       405,000          14,004
Prakash R. Mulchandani........    1998   264,000    168,300     5,667     147,000       705,165          15,840
  Senior Vice President and       1997   210,000    172,500     6,322          --       957,200          16,021
  President, Heavy                1996   191,667    133,700     8,997          --        80,520          12,263
  Vehicle Systems
Thomas A. Madden..............    1998   260,000    153,500    18,946     103,000        92,920          15,600
  Senior Vice President           1997   207,500    171,600    16,483      58,500       154,700          13,277
  & Chief Financial Officer       1996   173,333    110,000    11,781          --            --          10,870
Glenn J. Eggert...............    1998   210,000    108,900    24,471      91,900       395,064          12,600
  Senior Vice President,          1997   184,165    134,000    12,112          --       481,800          11,050
  Operations                      1996   185,161     78,272     5,695          --        81,830          12,392
Gary L. Collins...............    1998   207,000     99,000    11,556      79,100       209,256          12,420
  Senior Vice President,          1997   179,500    127,300    10,291          --       264,975          11,367
  Human Resources                 1996   170,000     84,600    10,949          --        37,620          10,715

---------------
(1) The table reflects the positions held with the Company at September 30, 1998. The Named Executive Officers served the Company in the following additional capacities during fiscal year 1998: Mr. Mulchandani -- Senior Vice President and President, Worldwide Truck and Trailer Systems (September 1997-December 1997); and Mr. Eggert -- Senior Vice President-Operations, Heavy Vehicle Systems (September 1997-September 1998). The Named Executive Officers served Rockwell and its subsidiaries in the following capacities during fiscal years 1996 and 1997: Mr. Yost -- Senior Vice President and President, Automotive and Acting President, Heavy Vehicle Systems (March 1997-September 1997), and President, Heavy Vehicle Systems (October 1995-March 1997); Mr. Mulchandani -- President - Worldwide Truck and Trailer Systems, Heavy Vehicle Systems (April 1996-September 1997), and
    President - North American Truck Systems, Automotive (October 1995-April
    1996); Mr. Madden -- Vice President and Senior Vice President - Finance, Automotive (March 1997-September 1997), Vice President, Corporate Development (September 1996-March 1997), Vice President - Finance & Administration, Light Vehicle Systems (May 1996-September 1996), and Vice President - Finance & Administration, Automotive (October 1995-May 1996); Mr. Eggert -- Vice President-Operations, Heavy Vehicle Systems (May 1996-September 1997), and Vice President, Operations, Industrial Controls Group, Allen-Bradley Company, LLC (subsidiary of Rockwell) (October 1995-April 1996); and Mr. Collins -- Vice President - Human Resources and Government Relations, Automotive (October 1995-September 1997).

(2) Stock options for fiscal year 1997 and 1996 were originally granted as options to purchase Rockwell common stock under Rockwell's 1995 Long-Term Incentives Plan. The Company assumed the fiscal year 1997 options at the time of the Distribution and these options, as adjusted, now relate to the purchase of the Company's Common Stock. The fiscal year 1996 options were not assumed by the Company, and relate to the purchase of Rockwell common stock, with the number of options awarded and the exercise price adjusted to reflect the effect of the Distribution.

(3) Long-term incentive payments for fiscal years 1998 and 1997 consist of cash and the market value of Common Stock paid by the Company to the Named Executive Officers with respect to performance plans established under Rockwell's long-term incentives plans. See Long-Term Incentive Plan Awards below. Long-term incentive payments for fiscal year 1996 were made by Rockwell with respect to performance plans under its long-term incentives plans.

(4) This column reflects amounts contributed or accrued for fiscal years 1998, 1997 and 1996 for the Named Executive Officers under employee savings plans and related supplemental savings plans of the Company (for 1998) and of Rockwell and certain subsidiaries (for 1997 and 1996).

                                 OPTION GRANTS

     The following table shows grants to the Named Executive Officers of options to purchase Common Stock pursuant to the Company's 1997 Long-Term Incentives Plan that were made during the fiscal year ended September 30, 1998. These options are reflected in the Summary Compensation Table above.

                                                                                                     GRANT DATE
                                                           OPTION GRANTS                               VALUE
                                  ----------------------------------------------------------------   ----------
                                                    PERCENTAGE OF TOTAL
                                     NUMBER OF        OPTIONS GRANTED
                                    SECURITIES          TO COMPANY        EXERCISE OR
                                    UNDERLYING           EMPLOYEES        BASE PRICE                 GRANT DATE
                                  OPTIONS GRANTED        IN FISCAL           PRICE      EXPIRATION    PRESENT
              NAME                   (SHARES)              1998           (PER SHARE)      DATE       VALUE(4)
              ----                ---------------   -------------------   -----------   ----------   ----------
Larry D. Yost...................      246,000(1)           8.16%           $22.3125      11/19/07    $2,051,640
                                       64,000(2)           2.12             22.3125      11/19/07       533,760
                                       25,000(3)           0.83             23.5000       2/10/08       214,750
Prakash R. Mulchandani..........       63,000(1)           2.09             22.3125      11/19/07       525,420
                                       64,000(2)           2.12             22.3125      11/19/07       533,760
                                       20,000(3)           0.66             23.5000       2/10/08       171,800
Thomas A. Madden................       93,000(1)           3.08             22.3125      11/19/07       775,620
                                       10,000(3)           0.33             23.5000       2/10/08        85,900
Glenn J. Eggert.................       48,600(1)           1.61             22.3125      11/19/07       405,324
                                       43,300(2)           1.44             22.3125      11/19/07       361,122
Gary L. Collins.................       48,600(1)           1.61             22.3125      11/19/07       405,324
                                       24,700(2)           0.82             22.3125      11/19/07       205,998
                                        5,800(3)           0.19             23.5000       2/10/08        49,822

---------------
(1) Annual long-term incentive grants plus one-time incentive grants incident to the Company's becoming a publicly-held company, granted on November 19, 1997. The first of three approximately equal installments of these options became exercisable November 19, 1998, and the second and third installments will become exercisable on November 19, 1999 and November 19, 2000.

(2) Granted on November 19, 1997 in consideration of the early termination of the three-year performance period ending September 30, 1999 under Rockwell's 1995 Long-Term Incentives Plan. These options will become exercisable on November 19, 1999.

(3) Granted on February 10, 1998, as a result of a change in the strategy for implementing the long-term incentive component of the Company's compensation philosophy. (See Compensation Committee Report on Executive Compensation below.) These options will become exercisable in three approximately equal installments on February 10, 1999, 2000 and 2001.

(4) These values are based on the Black-Scholes option pricing model which produces a per option share value of $8.34 and $8.59 for the options granted in November 1997 and February 1998, respectively, using the following assumptions and inputs: options exercised after 7 1/2 years; weighted one-year stock price volatility and dividend yield of .3094 and 1.83%, respectively, for both the November 1997 grant and the February 1998 grant; and an interest rate of 5.9% for the November 1997 grant and 5.5% for the

    February 1998 grant, which were the zero coupon 7 1/2-year Treasury bond rates at the respective dates of grant. The Black-Scholes option pricing methodology attempts to portray the value of an option at the date of grant. The actual value, if any, that may be realized from these options by the officer will depend solely on the gain in stock price over the exercise price when the options are exercised.

             AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows (1) options to purchase the Company's Common Stock that were exercised by the Named Executive Officers in fiscal year 1998 and (2) the value as of September 30, 1998, of unexercised in-the-money options to purchase the Company's Common Stock. This table does not include options to purchase Rockwell common stock.

                                                            NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                               OPTIONS HELD AT            IN-THE-MONEY OPTIONS AT
                                  SHARES                      SEPTEMBER 30, 1998           SEPTEMBER 30, 1998(1)
                                 ACQUIRED      VALUE     ----------------------------   ----------------------------
NAME                            ON EXERCISE   REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                            -----------   --------   ------------   -------------   ------------   -------------
Larry D. Yost.................       0           $0         13,000         361,000           $0             $0
Prakash R. Mulchandani........       0            0              0         147,000            0              0
Thomas A. Madden..............       0            0         19,500         142,000            0              0
Glenn J. Eggert...............       0            0              0          91,900            0              0
Gary L. Collins...............       0            0              0          79,100            0              0

---------------
(1) Based on the closing price of the Company's Common Stock ($15.0625) on the New York Stock Exchange -- Composite Transactions reporting system on September 30, 1998, the last trading day in that month, none of the outstanding options to purchase the Company's Common Stock were in the money.

                        LONG-TERM INCENTIVE PLAN AWARDS

     The following table shows for each Named Executive Officer information with respect to awards during fiscal 1998 under the Company's 1997 Long-Term Incentives Plan.

                              NUMBER OF        PERFORMANCE OR       ESTIMATED FUTURE PAYMENT UNDER
                               SHARES,       OTHER PERIOD UNTIL      NON-STOCK PRICE-BASED PLANS
                            UNITS OR OTHER     MATURATION OR      ----------------------------------
NAME                         RIGHTS(1)(2)         PAYMENT         THRESHOLD   TARGET(2)   MAXIMUM(2)
----                        --------------   ------------------   ---------   ---------   ----------
Larry D. Yost.............     $446,333         10/1/97-9/30/00      $0       $446,333    $1,339,000
Prakash R. Mulchandani....      171,167         10/1/97-9/30/00       0        171,167       513,500
Thomas A. Madden..........      171,167         10/1/97-9/30/00       0        171,167       513,500
Glenn J. Eggert...........      135,250         10/1/97-9/30/00       0        135,250       405,750
Gary L. Collins...........       90,167         10/1/97-9/30/00       0         90,167       270,500

---------------
(1) Potential awards for target performance are expressed as cash amounts.

(2) Before application of stock price change modifier.

     Under performance plans established pursuant to the 1997 Long-Term Incentives Plan, the Compensation Committee of the Board of Directors establishes performance periods of at least three fiscal years duration and performance objectives for those periods, and grants potential awards expressed as cash payments to key employees of the Company and it subsidiaries. Participants earn awards upon conclusion of the applicable performance period (which may vary from 0% to 300% of the target award) based on actual performance, as measured by sales growth, cash flow/return on investment and return on sales, against target levels established by the Compensation Committee. However, awards are subject to achieving at least minimum threshold levels established by the Compensation Committee. The award payments are further modified by the percentage change in the Company's Common Stock price over the three-year period of the performance plans, which may increase or decrease the payment finally awarded. At the discretion of the Compensation Committee, payments may be made wholly or partly by delivering shares of the Company's Common Stock valued at the fair market value on the payment date.

     All liabilities in respect of Rockwell long-term incentives plan awards granted to individuals who became employees of the Company and that were outstanding at the time of the Distribution were assumed by the Company. The Summary Compensation Table includes payments made by the Company to the Named Executive Officers in fiscal years 1998 and 1997 in respect of grants previously made under Rockwell's long-term incentives plan. For fiscal year 1998, these payments related to the three-year performance period ended September 30, 1998. For fiscal year 1997, these payments related to (a) the three-year performance period ended September 30, 1997, and (b) early termination of the three-year performance period ending September 30, 1999. Payments in 1998 and 1997 were made in cash or in restricted shares of Common Stock, based on the closing price of the Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the payment date.

     In addition, in connection with the early termination of the performance cycle ending on September 30, 1999, certain Named Executive Officers were granted options to purchase Common Stock. These options are included in the tables under the headings Summary Compensation Table and Option Grants above.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee of the Board of Directors, which consists entirely of non-employee directors (see Board of Directors and Committees above), has responsibility for reviewing all aspects of the Company's executive compensation and has furnished the following report:

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Compensation Committee has adopted compensation policies for the Company intended to "pay for performance" through meeting three fundamental objectives:

     - foster the creation of shareowner value through close alignment of the financial interests of executives with those of the Company's shareowners

     - recognize individual and team performance through evaluation of each executive's effectiveness in meeting strategic and operating plan goals

     - create compensation systems to attract, retain and motivate the high caliber of executives necessary for the Company's leadership and growth

EMPLOYEE STOCK OWNERSHIP

     The Compensation Committee believes the focus on "pay for performance" can best be achieved by aligning the financial interests of the Company's key executives with those of the shareowners. Accordingly, it has set the following minimum Ownership Guidelines (multiple of base salary) to be achieved and maintained:

                                                              COMMON STOCK
                                                              MARKET VALUE
                                                              ------------
- Chief Executive Officer...................................      5
- Senior Vice Presidents....................................      3
- Other Executive Officers..................................      2
- Other Vice Presidents.....................................      1.5
- Other Executives subject to the guidelines................      1

     Non-U.S. based executives in each category listed above are subject to the same Ownership Guidelines except in the case of "Other Vice Presidents," who are subject to a multiple of 1, and "Other Executives subject to the guidelines," who are subject to a multiple of 0.5.

     Only shares owned directly (including restricted shares of Common Stock) or through savings plans of the Company or Rockwell, but not shares subject to unexercised stock options, are considered for determining whether an executive meets the Ownership Guidelines. The Ownership Guidelines provide a transition period during which executives may achieve compliance. In general, this period ends five years after the date the Ownership Guidelines become applicable to them. All executives of the Company are within the five-year transition period for satisfying the Guidelines. As of November 30, 1998, the chief executive officer, senior vice presidents and other executive officers owned an aggregate of 232,560 shares of the Company's Common Stock.

COMPENSATION STRATEGY

     The Compensation Committee carries out its "pay for performance" philosophy by tying each executive's total compensation to the performance of both the Company and the individual. Base salaries are at a level that is generally set somewhat below the median of other major U.S. automotive and truck parts suppliers. However, executives have an opportunity to earn above-median compensation through the Company's annual and long-term incentive plans, which provide rewards for superior performance by the individual and the Company. The Compensation Committee considers the total compensation potentially available to each executive in establishing each element of compensation.

     In its deliberations, the Compensation Committee reviews data from industry, peer group and national surveys of other major U.S. industrial companies and considers the size and performance of those companies whose data is included in such surveys. The Compensation Committee is advised periodically by independent compensation consultants concerning the Company's compensation programs in comparison to those of other companies that the Compensation Committee believes compete with the Company for executive talent. For fiscal year 1998, the Compensation Committee reviewed data from competing companies compiled by Hewitt Associates LLP in consultation with the senior human resources executives of the Company and Rockwell, including 12 of the 15 companies included in the peer group index used in the shareowner return performance graph. In addition, reference data for a broader group of comparable industrial companies was reviewed.

     The Compensation Committee also considers the tax deductibility of executive compensation in determining the amount and form of awards. Section 162(m) of the Internal Revenue Code provides that the Company may not deduct compensation in excess of one million dollars paid to a Named Executive Officer in any taxable year, unless the compensation is "performance based." Awards under the 1997 Long-Term Incentives Plan are "performance based" for purposes of
Section 162(m) and are not subject to the limit on deductibility. However, base salaries and awards under the Incentive Compensation Plan do not qualify as "performance based" compensation for this purpose, because the Compensation Committee retains discretion with respect to these payments. For fiscal year 1998, no Named Executive Officer had non-performance based compensation in excess of one million dollars.

COMPONENTS OF THE COMPANY'S COMPENSATION PLANS

     The primary components of the Company's executive compensation are base salary, annual incentives and long-term incentives. Each of these components is discussed below.

     - Base Salary -- Prior to the beginning of fiscal year 1998, the Board of Directors established the base salaries of the senior executives of the Company, including the Named Executive Officers, upon recommendations of the Chief Executive Officer and the senior human resources executives of the Company and Rockwell. The recommended base salaries were developed based on the survey data and consultants' reports described above, on individual performance and on judgments as to the expected future contributions of the individual senior executives. Base salaries were also adjusted to reflect the number of years of experience that each executive had in his or her current position. If an executive's position and level of responsibility changed during the fiscal year, his or her base salary was adjusted accordingly, using the same procedures.

     - Annual Incentives -- Near the beginning of fiscal year 1998, the Compensation Committee and the Board of Directors reviewed with the Chief Executive Officer the corporate goals and objectives for that year. These goals and objectives were focused on shareowner value creation objectives, which included measurable financial goals for the fiscal year as well as strategic goals that require more subjective assessments. The financial objectives for fiscal year 1998 included sales penetration growth, increased return on sales and improvement in the ratio of noncash working capital to sales. The Company's strategic objectives related to building customer relationships; enhancing organizational excellence; developing long-term leadership; improving competitive position; and exercising social responsibility. In addition, separate goals and objectives were developed for each of the Company's business units, tailored to its particular operations. Although the Compensation Committee believes that all corporate goals are important, it gave greater weight to financial and other goals related to enhancement of shareowner value in determining the amount available for annual incentive payments.

     The Compensation Committee assessed performance for fiscal year 1998, applied the methodology set for that year and awarded the annual incentive compensation (see the column headed "Bonus" in the table under Executive Compensation -- Summary Compensation Table above) to the Named Executive Officers and other key employees of the Company. In addition to the financial performance criteria, individual awards were based on levels of responsibility and an assessment of individual performance by the Company's Chief Executive Officer of key employees other than himself.

     In assessing the Company's achievement of its 1998 financial objectives, the Compensation Committee considered the effect on earnings of the September 1998 settlement of interest rate lock agreements. The settlement of these agreements resulted in a one-time payment of $31 million (before taxes), which would have been amortized over the life of the related debt securities had they been issued. Because instability in the financial markets precluded the Company from issuing the securities, the Compensation Committee determined that, for purposes of annual incentive compensation, the effect of this earnings reduction should be amortized over the intended terms of the debt securities (an average of ten years).

     When corporate, business unit and individual goals and objectives are achieved, incentive compensation is intended to be awarded at or above 100% of stated target levels. These target levels were established based on broad industry surveys, with significant upward and downward leverage dependent on performance. For the 1998 fiscal year, annual incentive compensation for the Company's executives averaged slightly below the target level.

     The aggregate amount of incentive compensation awards for fiscal year 1998 was less than the corresponding aggregate amount of awards for fiscal year 1997. The 1997 awards included one-time, non-recurring incentive grants incident to the Company's becoming a publicly-held company, which were not made with respect to 1998.

     - Long-Term Incentives -- The Company's 1997 Long-Term Incentives Plan provides the flexibility to grant long-term incentives in a variety of forms, including performance units, stock options, stock appreciation rights and restricted shares of Common Stock. Annually, the Compensation Committee evaluates the type of long-term incentives it believes are most likely to achieve the Company's total compensation objectives. The Compensation Committee currently provides long-term incentives to executive officers two-thirds through stock option grants and one-third through awards under long-term performance plans. This represents a modification of the policy reported in the proxy statement for the 1998 annual meeting of shareowners, which provided for one-half of incentives to be made through stock option grants and one-half through awards under long-term performance plans. The Compensation Committee believes this modification furthers a closer alignment of the executive officers' interests with the interests of the Company's shareowners.

     In accordance with its current practice, the Compensation Committee granted stock options to executive officers, including the Named Executive Officers (see the table under Executive Compensation -- Option Grants above), in fiscal year 1998. The Compensation Committee reviewed the recommended individual awards of stock options with the Chairman of the Board and Chief Executive Officer (except the award to the Chairman of the Board and Chief Executive Officer was separately determined by the Compensation Committee). The Compensation Committee also considered the relevant survey data and consultants' reports described above, and the anticipated future contributions of the individual executive officers.

     In fiscal year 1998, the Compensation Committee also established a performance plan with a three-year performance period ending September 30, 2000, and awarded performance units to executives. Under the performance plan, potential compensation depends on achieving levels of sales growth, cash flow/return on investment and return on sales, as modified by the change in the Common Stock price during the term of the performance period.

     Long-term incentive payments that were approved by the Compensation Committee in fiscal year 1998 related to a Rockwell performance plan. In fiscal year 1996, the Compensation and Management Development Committee of Rockwell's Board of Directors (the "Rockwell Committee") granted key executives long-term incentives under Rockwell's long-term incentives plan. These incentives were granted, in part, in the form of units under a performance plan that provided a long-term compensation opportunity dependent on achieving certain goals over a period of three fiscal years ending September 30, 1998. These goals were measured by sales growth, return on sales and return on assets, with the potential payment to be adjusted depending on the price increase or decrease of Rockwell common stock over the period. Mr. Yost received half of his long-term incentives grant for this period in the form of performance units and half in the form of Rockwell stock options.

     The Company assumed all liabilities in respect of Rockwell long-term incentives plan awards that were granted to individuals who became employees of the Company and that were outstanding at the time of the Distribution, including the performance plan units that were granted by the Rockwell Committee in 1996. On November 11, 1998, the Compensation Committee made long-term incentive awards to key executives of the Company, including the Named Executive Officers, with respect to these 1996 grants (see the column headed "Long-Term Incentive Payments" in the table under Executive Compensation -- Summary Compensation Table above). Awards were based on the formulae in the performance plan established by the Rockwell Committee, as adjusted to reflect the Distribution. These awards were paid in cash or restricted shares of Common Stock.

     In furtherance of the intended alignment of the financial interests of executives with those of the Company's shareowners, the Compensation Committee awarded all or a portion of the long-term incentives earned by the following Named Executive Officers in the stated number of restricted shares of Common
Stock: Mr. Yost: 27,296 shares; and Mr. Mulchandani: 19,277 shares. These restricted shares will vest upon retirement in the case of Mr. Yost and five years after the effective date of grant in the case of Mr. Mulchandani.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Yost's base salary for fiscal year 1998 was $475,000, which the Compensation Committee believed was in line with the Company's compensation philosophy and appropriately reflected the increased responsibilities Mr. Yost had as Chief Executive Officer of a major publicly owned company. Based on a September 1998 consultants' report and survey data, the Compensation Committee currently believes that this salary level was further below the median base salary level for chief executive officers of companies that compete with the Company for executive talent than would be consistent with the Company's compensation philosophy.

     In determining Mr. Yost's annual incentive compensation for fiscal year 1998, the Compensation Committee concluded that the Company had performed well under his leadership, substantially exceeding most of its financial goals and either meeting or making significant progress with respect to its other goals and objectives. In recognition of strong individual and Company performance in fiscal 1998 and Mr. Yost's continued leadership in pursuing the Company's envisioned future, and consistent with its "pay for performance" philosophy, the Compensation Committee awarded Mr. Yost an annual incentive award of $400,000.

     The Compensation Committee granted stock options to Mr. Yost in fiscal year 1998 as long-term incentives. In determining the number of options granted, the Compensation Committee considered advice of independent compensation consultants and the value of long-term incentives provided by other comparable companies, as reported in surveys. The Compensation Committee also considered Mr. Yost's total compensa-tion, as well as his past and expected future contributions to the Company's achievement of its long-term performance goals.

     Mr. Yost was also granted performance units under the performance plan established by the Compensation Committee in fiscal 1998 for the three-year performance period ending September 30, 2000. See Executive
Compensation -- Long-Term Incentive Plan Awards above.

     The Compensation Committee made a long-term incentive award of $566,400 to Mr. Yost in fiscal year 1998 with respect to the performance units granted in 1996 by the Rockwell Committee (see "Long-Term Incentives" above in this report). This award, which was paid in restricted shares of Common Stock, was based on the same criteria applicable to other executives and the position Mr. Yost held with Rockwell at the beginning of the performance period.

     The Board in executive session (when Mr. Yost was not present), as provided in the Company's Corporate Governance Guidelines, received and discussed the Compensation Committee's evaluation of the Company's and Mr. Yost's performance in the 1998 fiscal year and its proposed 1998 incentive compensation for Mr. Yost and long-term incentives granted to him in the form of stock options and performance units.

                          Compensation and Management
                             Development Committee

                           Harold A. Poling, Chairman
                                Donald R. Beall
                                Charles H. Harff

SHAREOWNER RETURN PERFORMANCE PRESENTATION

     The Company has operated as an independent company only since the Distribution on September 30, 1997. Prior to that time, the automotive businesses conducted by the Company were operated as part of Rockwell's businesses.

     Set forth below is a line graph comparing the cumulative total shareowner return on the Company's Common Stock against the cumulative total return of the S&P 500 and a peer group of companies for the fiscal year that commenced October 1, 1997 and ended on September 30, 1998, assuming a fixed investment of $100 at the respective closing prices on the last day of each quarter and reinvestment of all cash dividends.

                      COMPARISON OF ONE-YEAR TOTAL RETURN
         MERITOR COMMON STOCK, S&P 500 INDEX(1) AND PEER GROUP INDEX(2)
                                 [LINE GRAPH]

                               MERITOR
                             AUTOMOTIVE,                             PEER GROUP
                                 INC.           S&P 500 INDEX          INDEX
10/1/97                        100.00              100.00              100.00
12/31/97                        88.61              102.87               92.83
3/31/98                        112.23              117.22              108.02
6/30/98                        101.81              121.09               99.24
9/30/98                         64.20              109.05               76.84

---------------
(1) Standard & Poor's 500 Market Index.

(2) The Company believes that a peer group of representative independent automotive suppliers of comparable size and products is appropriate for comparing shareowner return. The peer group consists of Arvin Industries, Inc., Borg-Warner Automotive, Inc., Dana Corporation, Federal Mogul Corporation, Lear Corporation, Standard Products Co., Superior Industries International, Detroit Diesel Corporation, Donnelly Corp., Eaton Corporation, Excel Industries, Inc., Johnson Controls, Inc., MascoTech, Inc., Tower Automotive, Inc. and Cummins Engine, Inc.

Closing market price of Common Stock at 9/30/98.............    $15.0625
Closing market price of Common Stock at 11/30/98............    $17.6875
Dividends per share of Common Stock during fiscal year ended
  9/30/98...................................................    $ 0.42

RETIREMENT BENEFITS

     Prior to the Distribution, the Named Executive Officers participated in a Rockwell defined benefit pension plan, and Rockwell has retained the obligations for vested benefits earned by the Named Executive Officers prior to the Distribution. At the time of the Distribution, the Company established a defined benefit pension plan that is intended to qualify under Section 401(a) of the Internal Revenue Code and that is substantially similar in all material respects to Rockwell's plan. The Company's plan credits participants for service earned with Rockwell, and the benefits payable under the Company's plan will be equal to the difference between the total benefit earned with both companies and the vested benefit obligations retained by Rockwell.

     The following table shows the estimated aggregate annual retirement benefits payable on a straight life annuity basis to participating employees in the earnings and years of service classifications indicated under the Company's and Rockwell's retirement plans, which cover most officers and other salaried employees of the Company on a noncontributory basis. These benefits reflect a reduction to recognize in part the cost of Social Security benefits related to service with the Company and Rockwell. The plans also provide for the payment of benefits to an employee's surviving spouse or other beneficiary.

                             ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF SERVICE INDICATED
                             --------------------------------------------------------------------
AVERAGE ANNUAL EARNINGS      10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
-----------------------      --------    --------    --------    --------    --------    --------
$  200,000 ................  $ 51,924    $ 77,874    $ 82,485    $ 87,096    $ 91,707    $ 96,318
   300,000 ................    78,594     117,874     124,985     132,096     139,207     146,318
   400,000 ................   105,264     157,874     167,485     177,096     186,707     196,318
   500,000 ................   131,934     197,874     209,985     222,096     234,207     246,318
   600,000 ................   158,604     237,874     252,485     267,096     281,707     296,318
   700,000 ................   185,274     277,874     294,985     312,096     329,207     346,318
   800,000 ................   211,944     317,874     337,485     357,096     376,707     396,318
   900,000 ................   238,614     357,874     379,985     402,096     424,207     446,318
 1,000,000 ................   265,284     397,874     422,485     447,096     471,707     496,318
 1,100,000 ................   291,954     437,874     464,985     492,096     519,207     546,318

     Covered compensation includes salary and annual bonus. The calculation of retirement benefits under the plan generally is based upon average earnings for the highest five consecutive years of the ten years preceding retirement. The credited years of service of Messrs. Yost, Mulchandani, Madden, Eggert and Collins are 27, 24, 17, 20 and 22, respectively.

     Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company and Rockwell have established supplemental plans that authorize the payment out of their respective general funds of any benefits calculated under provisions of the applicable retirement plan which may be above the limits under these sections. Pursuant to an agreement between the Company and Rockwell in connection with the Distribution, the Company has assumed all liabilities under Rockwell's supplemental plans with respect to participants under Rockwell's supplemental plans who became employees of the Company as of the time of the Distribution.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

     The Board of Directors of the Company has selected the firm of Deloitte & Touche LLP as the auditors of the Company, subject to the approval of the shareowners. Deloitte & Touche LLP have acted as auditors for the Company since its inception.

     Before the Audit Committee recommended to the full Board the appointment of Deloitte & Touche LLP, it carefully considered the qualifications of that firm, including its performance for the Company and for Rockwell in prior years and its reputation for integrity and for competence in the fields of accounting and auditing. Representatives of Deloitte & Touche LLP are expected to be present at the 1999 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL, WHICH IS PRESENTED AS ITEM (b).

VOTE REQUIRED

     The nominee for election as a director who receives the greatest number of votes cast for the election of a director at the 1999 Annual Meeting by the holders of the Company's Common Stock entitled to vote at the meeting, a quorum being present, shall become a director at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the voting power of the Company's Common Stock present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary to approve the selection of auditors. The presence, in person or by proxy, of the holders of at least a majority of the shares of the Company's Common Stock issued and outstanding on the record date set for the meeting is necessary to have a quorum for the Annual Meeting.

     Under Delaware law and the Company's Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all shareowners present in person or represented by proxy at the meeting, whether those shareowners vote "for" or "against" or abstain from voting (including broker non-votes), will be counted for purposes of determining the minimum number of affirmative votes required for approval of the selection of auditors, and the total number of votes cast "for" such matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting or a broker non-vote on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of a director (assuming a quorum is present) and has the same legal effect as a vote "against" approval of the selection of auditors even though the shareowner or interested parties analyzing the results of the voting may interpret such a vote differently.

OTHER MATTERS

     The Board of Directors does not know of any other matters which may be presented at the meeting. In the event of a vote on any matters other than those referred to in items (a) and (b) of the accompanying Notice of 1999 Annual Meeting of Shareowners, it is intended that properly given proxies will be voted on the additional matters in accordance with the judgment of the person or persons voting such proxies.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions during fiscal year 1998.

ANNUAL REPORT AND FORM 10-K

     The Company's Annual Report to Shareowners, including financial statements, for the fiscal year ended September 30, 1998, was previously mailed to shareowners. If you have multiple accounts and received multiple copies of the Company's Annual Report to Shareowners, and you want to receive just one copy next year, mark the box provided on the proxy cards for all but one of your accounts, or so indicate when you grant your proxy via telephone or Internet.

     THE COMPANY WILL PROVIDE TO SHAREOWNERS WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998, AS FILED WITH THE SEC (WITHOUT EXHIBITS). EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON WRITTEN REQUEST AND PAYMENT OF A FEE OF TEN CENTS PER PAGE COVERING THE COMPANY'S COSTS. WRITTEN REQUESTS SHOULD BE DIRECTED TO THE COMPANY AT 2135 WEST MAPLE ROAD, TROY, MICHIGAN 48084-7186, ATTENTION:
INVESTOR RELATIONS.

SHAREOWNER PROPOSALS FOR 2000 ANNUAL MEETING

     Under the rules and regulations of the SEC, shareowner proposals for the 2000 Annual Meeting of Shareowners must be received on or before August 30, 1999 at the Office of the Secretary at the Company's World Headquarters located at 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in the Company's proxy materials. In addition, the Company's By-Laws require a shareowner desiring to propose any matter for consideration at the 2000 Annual Meeting of Shareowners to notify the Company's Secretary in writing at the above address on or after November 12, 1999 and on or before December 12, 1999.

EXPENSES OF SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone, telegraph, telecopy or other means of communication by directors, officers and employees of the Company without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of resending proxy materials to principals and obtaining their proxies.

December 28, 1998

If you plan to attend the Annual Meeting of Shareowners to be held in Troy, Michigan on February 10, 1999, please be sure to request an admittance card by:

     - marking the appropriate box on the proxy card and mailing the card using the enclosed envelope; or

     - indicating your desire to attend the meeting when you grant your proxy via the Company's telephone or Internet voting procedures; or

     - writing to the Company at the following address:

            Meritor Automotive, Inc.
           2135 West Maple Road
           Troy, Michigan 48084
           Attention: Secretary

                            MERITOR AUTOMOTIVE, INC.
           PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               DIRECTION CARD TO WELLS FARGO BANK, N.A., TRUSTEE


P         The undersigned hereby appoints Larry D. Yost, John J. Creedon and
     Charles H. Harff, jointly and severally, proxies, with full power of substitution, to vote shares of capital stock of the Company owned of
R record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareowners to be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on February 10, 1999,
O or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.
X
          The undersigned also provides directions to Wells Fargo Bank, N.A., Trustee, to vote shares of capital stock of the Company allocated to
Y accounts of the undersigned under the Meritor Automotive, Inc. Savings Plan and/or the various Rockwell International Corporation Savings Plans (Rockwell International Corporation Savings Plan, Rockwell Retirement Savings Plan for Certain Employees, Allen-Bradley Employee Savings and Investment Plans and Reliance Electric Company Savings and Investment
     Plan), and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with its discretion on such other matters as may properly come before the meeting.

          If no specification is made on the reverse side of this card, all such shares owned of record by or allocated to the Plan accounts of the undersigned will be voted FOR the election of the nominee proposed for election as a director with a term expiring at the Annual Meeting in 2002 and FOR proposal (b).

          TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN AND DATE THE OTHER SIDE; NO BOXES NEED TO BE CHECKED.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------
           (continued, and to be signed and dated, on the other side)
--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

     PLEASE MARK YOUR
  X  VOTES AS INDICATED
     IN THE EXAMPLE.

WHERE A VOTE IS NOT SPECIFIED, THE PROXIES OR THE TRUSTEE WILL VOTE THE SHARES FOR THE ELECTION OF A DIRECTOR AND FOR PROPOSAL (b) AND WILL VOTE IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

-------------------------------------------------------------------------------
            THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR (a) AND (b).
-------------------------------------------------------------------------------

(a)  The election of a director
     Nominee: (1) Harold A. Poling

          FOR       WITHHOLD AUTHORITY


          ---              ---

     ------------------------------------

(b)  The selection of auditors

          FOR       AGAINST        ABSTAIN


          ---         ---            ---


ANNUAL REPORT -- MARK HERE TO
DISCONTINUE MAILING OF ANNUAL
REPORT TO SHAREOWNERS FOR THIS
ACCOUNT (FOR MULTIPLE
ACCOUNT HOLDERS ONLY).               ---


SIGNATURE(S)                                      DATE                  1998
            -------------------------------------     -----------------

NOTE: Please sign, date, and return the proxy/direction card promptly using the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign the proxy/direction card.
-------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *